EXHIBIT 99.1

CONTACT:	REGIS CORPORATION:
Mark Fosland — Vice President, Finance
(952) 806-1707
Alex Forliti — Director, Finance — Investor Relations
(952) 806-1767

For Immediate Release

REGIS TO MERGE CONTINENTAL EUROPEAN FRANCHISE OPERATIONS INTO FRANCK PROVOST GROUP

—Regis to Own 30 Percent Stake in New Company—

MINNEAPOLIS, October 15, 2007 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, announced today that it has entered into an agreement to merge its continental European franchise salon operations into Franck Provost Salon Group, creating the largest hair salon company in Europe. This transaction is expected to create significant growth opportunities for Europe’s top salon brands.  The Provost management structure has a proven platform to build and acquire company-owned stores as well as a strong franchise operating group that is positioned for expansion.  Regis Corporation will maintain a 30 percent interest in the merged entity and the current Provost management team will oversee all of the operations of the combined merged companies.  Regis’ operations in the United Kingdom would not be part of the combination.

The consolidated merged companies will operate over 2,200 company-owned and franchised salons.  Revenues for the combined companies will be over $200 million with system-wide revenues in excess of $900 million.

The Franck Provost Group currently operates approximately 200 company-owned salons and 400 franchise locations with annual revenues of $140 million and system-wide revenues in excess of $300 million. The Franck Provost Salon Group, led by its founder and Chairman, Franck Provost, Marc Aublet, President and Chief Operating Officer, and Daniel Gagnor, Chief Financial Officer, has been operating salons in France and the European continent since 1975.

“Today, our continental European operations are very healthy with strong and consistent cash flows; in fact, fiscal 2007 results were above plan.  However, to grow the business and to capture a larger share of the European market a platform is needed to support a company-owned strategy.  There are significant acquisition opportunities and there are many shopping malls in which we should have company-owned locations.  Also, our current franchisees need an exit strategy,” commented Paul D. Finkelstein, Chairman and Chief Executive Officer of Regis Corporation.  “The Provost returns are spectacular. Having a 30% minority ownership with a strong local management team in this much larger entity with tremendous growth opportunities is the optimal strategy to become a market leader in Europe and drive shareholder value.”

The transaction is expected to close in January, 2008 and is subject to obtaining applicable regulatory and other approvals.  Regis does not expect the proposed transaction to have a material impact on its fiscal 2008 operating results.  Additionally,  further detail of this transaction will be provided on the first quarter earnings conference call scheduled for October 22, 2007 at 10:00 a.m. Central Time.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2007, the Company owned, franchised or held ownership interests in over 12,400 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women.  In addition, Regis maintains ownership interests in Empire Education Group and various other salon concepts such as Cool Cuts 4 Kids, and the Beauty Takashi and Beauty Plaza concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in eleven other countries in North America, Europe and Asia. Regis also maintains a 50 percent ownership interest in Intelligent Nutrients, a joint venture that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:  http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

            This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.